Exhibit 4.2

Granite Financial Group, LLC.

12220 El Camino Real, Suite 400

San Diego, Ca 92l30

September 13, 2006

Surfect Technologies, Inc.
Steve Anderson, Chief Executive Officer
12000 G Candelaria NE
Albuquerque, NM 87112

Gentlemen:

1.             Granite Financial Group, LLC. (“Placement Agent”) will serve as a non-exclusive placement agent for Surfect Technologies, Inc. (the “Company”) in connection with the offer and sale of the Units (the “Offering”) in accordance with and as described in the Private Placement Memorandum dated July 27, 2006. Placement Agent agrees to act in such capacity and to use its best efforts to find purchasers for the Units in accordance with the terms of this Agreement.

2.             Placement Agent shall receive a cash commission equal to 8% of total gross funding and 8% warrant coverage of gross funding provided by Placement Agent. The Company shall issue Placement Agent a Warrant exercisable at $2.00 per share of Commons Stock and expiring at the latest date of any securities issued in such 48 months after the Closing of such funding (the “Warrant”). The shares of common stock that underlie Warrant shall have “Piggyback Registration Rights”. Company warrants that the Warrant issued to Placement Agent under this Agreement by the Company shall be or have been validly issued, and that the Company’s board of directors has or shall have duly authorized the issuance and any transfer of the Warrant to Placement Agent.

3.             Placement Agent is not responsible for any costs, expenses or charges incurred by the Company in connection with the Offering including, without limitation, state “blue sky” securities, federal securities, attorneys’, accounting or document preparation or negotiation fees.

4.             The Company agrees to indemnify and hold harmless Placement Agent, each of its officers, directors, employees, agents and affiliates, and each person who controls Placement Agent within the meaning of Section 15 of the Act (each, an “Indemnified Party” and collectively, the “Indemnified Parties”), against any losses, claims, damages or liabilities, including reasonable attorneys’ fees, to which any Indemnified Party may become subject under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon the Company’s negligence with respect to (i) the Offering, (ii) the representations and warranties made to Placement Agent in this Agreement (including by incorporation by reference to the Purchase Agreement) or otherwise or (iii) the agreements and covenants of the Company contained in this Agreement (including by incorporation by reference to the Purchase Agreement) or otherwise. The Company will promptly reimburse the Indemnified Parties for any legal or other expenses reasonably incurred by the Indemnified Parties in connection with defending any such claim, liability or action. This indemnity will be in addition to any liability which the Company may otherwise have and shall survive the termination of this Agreement.

5.             This Agreement shall become effective upon the date of acceptance and execution of this Agreement by the Company as set forth below. This Agreement shall terminate upon the earlier to occur of (i) the Company’s receipt of written notice from Placement Agent terminating this Agreement (ii) the Placement Agents receipt of written notice from the Company terminating this agreement or (iii) Oct 21, 2006.

6.             This Agreement contains all of the understandings and agreements of the parties with respect to the subject matter discussed herein. All prior agreements, whether written or oral, are merged herein and shall be of no force or effect. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New Mexico without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New Mexico or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Mexico. Should any clause, section or part of this Agreement be held or declared to be void or illegal for any reason, all other clauses

We look forward to working with you on the Offering. If the foregoing accurately represents your understanding of our agreement, kindly execute this Agreement in the space provided below and return two copies and one original to us.

Very truly yours,

		By:	/s/ Daniel J. Schreiber
Daniel J. Schreiber

ACCEPTED AND AGREED:

SEPT 13, 2006

SURFECT TECHNOLOGIES, INC.

By:	/s/ Steve Anderson
Steve Anderson
President and Chief Executive Officer